Deloitte.
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April 25, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
USA

Dear Sirs / Madam:

We have read Item 4.01 of Form 8-K of Navistar International Corporation (the "Company") dated April 6, 2006 and have the following comments:

FIRST AND SECOND PARAGRAPHS

We agree with the statements made in these paragraphs.

THIRD PARAGRAPH

We agree with the statements made in the first two sentences in this paragraph.

With respect to the third sentence of this paragraph, we agree that the Company has publicly stated management's conclusion that the Company's previously issued financial statements for the years ended October 31, 2002 through 2004, and all quarterly financial statements for periods after November 1, 2002, should no longer be relied upon because of errors in such financial statements. We have not been provided with sufficient information or authoritative support with respect to such errors to enable us to determine whether a proposed restatement of the Company's financial statements is appropriate, or to conclude on the propriety of any proposed restatement entries. However, as a result of management's decision to restate the Company's consolidated financial statements, which substantially constituted a rescission of management's representations regarding the fairness of the presentation of their financial statements previously provided to us and upon which we previously relied, we agree that our reports on the Company's financial statements for the years ended October. 31, 2002 through 2004 should no longer be relied upon or associated with the aforementioned financial statements. Except as indicated by our comments in the Ninth Paragraph below, we make no comment as to the accuracy or completeness of the Company's Item 4.02 disclosure referred to in this sentence.

FOURTH PARAGRAPH

We agree with the statement made in this paragraph.

FIFTH PARAGRAPH

We disagree with the statement made in this paragraph. Our comments regarding additional reportable events, as described in Item 304(a)(l)(v) of Regulation S-K, and clarifications of the Company's disclosed reportable events are summarized below.

Securities and Exchange Commission
April 25, 2006

SIXTH PARAGRAPH

We agree with the statements made in this paragraph. For purposes of clarity, in January 2006 we informed the Audit Committee that, because we were no longer willing to rely on the representations of the former Controller, we would be unable to continue our audit unless the former Controller no longer served in a direct or oversight role in accounting or financial reporting or as an officer of the Company or any of its subsidiaries.

SEVENTH PARAGRAPH

We agree with the statement made in this paragraph. For purposes of clarity, in October 2005, we informed the Company and the Audit Committee that, pending the outcome of an inquiry we requested that the Audit Committee conduct related to Navistar Financial Corporation's (NFC's) vice president and controller (later appointed treasurer) (referred to herein as "the former treasurer"), we were unwilling to rely on the representations of the former treasurer. In January 2006, following completion of an investigation by the Audit Committee, we informed the Audit Committee that we continued to be unwilling to rely on the representations of the former treasurer and requested that he no longer serve in a direct or oversight role in accounting or financial reporting or as an officer of NFC or serve as an officer of the Company or any subsidiary.

EIGHTH PARAGRAPH

We disagree with the statement made in this paragraph because it is incomplete. In addition to the material weaknesses in its disclosure controls and procedures described by the Company in its July 31, 2005 Form 10-Q, in connection with our fiscal 2004 audit, we informed the Company and the Audit Committee that the following material weaknesses in internal controls existed as of October 31, 2004:

•	Due, in part, to a lack of availability of sufficient specialized accounting personnel at NFC:

o	A misapplication of generally accepted accounting principles at NFC resulted in a restatement of the financial statements; and

o	There was a lack of timely resolution of reconciling items noted in NFC's collection (suspense) account reconciliations.

•	There was a lack of sufficient controls at the Company to enable the Company to identify and reconcile in a timely fashion accounts payable recorded by its Mexican subsidiary.

NINTH PARAGRAPH

We disagree with the statements made in this paragraph because they are either inaccurate or incomplete descriptions of significant matters which had already led us to substantially expand our audit scope prior to our dismissal. Such matters are summarized as follows:

Securities and Exchange Commission
April 25, 2006

Accounting Matters- The accounting matters that had been identified by us and discussed with the Company and the Audit Committee in connection with our incomplete audit of the Company's fiscal 2005 financial statements included, but were not limited to, the following:

•	Appropriateness of the deferral of startup costs and losses;

•	Appropriateness of sale accounting for certain transactions with leaseback terms, including certain transactions which also involved NFC;

•	Appropriateness of deferral of costs related to product development programs;

•	Reasonableness of warranty and other sales and marketing program accruals;

•	The amount and timing of required adjustments to inventory and deferred cost amounts at one of the Company's foundry operations;

•	Whether certain leases should have been accounted for as capital leases rather than as operating leases;

•	Whether certain affiliates should have been consolidated rather than reported on the equity method and the amount of losses recognized from such arrangements;

•	The adequacy of amounts recorded for asbestos liabilities;

•	The appropriateness of revenue recognition and related implications, if any, to NFC;

•	The adequacy of the valuation allowances for recorded deferred income tax assets;

•	The propriety of amounts recorded as receivables for vendor rebates and warranty and other vendor and customer settlements;

•	The accuracy of recorded depreciation expense;

•	The existence of unreconciled differences in reconciliations of intercompany accounts ;

•	The adequacy of inventory shrink reserves and amounts recorded to value inventory at the lower of cost or market;

•	The timing of recording of required adjustments to accounts payable recorded by the Company's Canadian and Mexican subsidiaries; and

•	The Company's presentation of reportable business segments.

It is possible that the ultimate resolution of many of the above matters could also affect the Company's financial statements for fiscal years prior to 2005. None of these accounting matters were resolved to our satisfaction prior to our dismissal.

Audit Committee Investigation Relating to Vendor Rebates- We informed the Audit Committee in January 2006 that:

•	Our fiscal 2005 audit work relating to vendor rebates had raised a number of significant concerns, including :

o	Whether the Company's documentation and representations of Company personnel provided to us as support accurately reflected the underlying transactions negotiated with vendors;

Securities and Exchange Commission
April 25, 2006

o	Whether the Company personnel inappropriately interfered with our audit confirmation process; and

o	Whether the conduct of Company personnel was inappropriate or illegal and, if so, who had knowledge of or participated in such conduct.

•
We would not complete our audit or issue any reports until the Audit Committee completed an investigation, conducted by independent counsel, into these matters and we were satisfied with the investigation and the resolution of these matters.

As a result of these communications, the Audit committee agreed to initiate such an investigation. Subsequently, we became aware of similar vendor rebate documentation issues for periods prior to fiscal 2005. None of these matters were resolved to our satisfaction prior to our dismissal.

Internal Controls Over Financial Reporting- In our February 20, 2006 meeting with the Audit Committee and other independent members of the Board of Directors, we informed these individuals that we were concerned with the appropriateness of certain aspects of the Company's internal control environment, including management's commitment to effective internal control and accurate financial reporting and the lack of personnel with appropriate qualifications and training within the financial reporting and closing process. We had not reached a final conclusion as to whether or not such concerns represented material weaknesses in internal control over financial reporting as we were dismissed prior to the completion of our audit.

Other Matters- Except as indicated above, we make no comment as to the accuracy or completeness of the Company's Item 4.02 disclosure referred to in this paragraph.

TENTH PARAGRAPH

We agree with the statement made in this paragraph.

ELEVENTH PARAGRAPH

We agree with the statements made in first sentence of this paragraph. We have no basis upon which to agree or disagree with the statement made in the second sentence of this paragraph.

Securities and Exchange Commission
April 25, 2006

TWELFTH, THIRTEENTH AND FOURTEENTH PARAGRAPHS

We have no basis upon which to agree or disagree with the statements made in these paragraphs.

Yours Truly,

/s/ Deloitte and Touche LLP
cc: Daniel C. Ustian, Chairman, President and Chief Executive Officer, Navistar International Corporation

Robert C. Lannert, Vice Chairman and Chief Financial Officer, Navistar International Corporation

James H. Keyes, Chairman of Audit Committee, Navistar International Corporation